Exhibit 23(f)

CONSENT OF LAWRENCE J. ELLISON

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Ozark Holding Inc. in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (File No. 333-129139) under the Securities Act of 1933, as amended, relating to the business combination of Oracle Corporation and Siebel Systems, Inc.

By:	/s/ Lawrence J. Ellison
Lawrence J. Ellison

November 23, 2005